Exhibit (a)(1)(A)

Offer to Purchase for Cash

All of the Outstanding Common Shares

(Including the Associated Preferred Stock Purchase Rights)

of

Performance Shipping Inc.

for

$3.00 Per Common Share (including the Associated Preferred Stock Purchase Right)

by

Sphinx Investment Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 8, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE and Time”).

THE OFFER IS BEING MADE BY Sphinx Investment Corp., A corporation ORGANIZED UNDER THE LAWS OF THE Republic of the Marshall Islands (THE “OFFEROR”), TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING COMMON SHARES, PAR VALUE $0.01 PER SHARE (THE “COMMON SHARES”), OF Performance Shipping Inc., A corporation organized under the laws of the Republic of the Marshall Islands (THE “COMPANY” OR “PERFORMANCE”) (INCLUDING THE ASSOCIATED preferred stock purchase RIGHTS (THE “RIGHTS”, AND TOGETHER WITH THE COMMON SHARES, THE “SHARES”) ISSUED PURSUANT TO THE  Stockholders’ Rights Agreement, DATED as of December 20, 2021, BETWEEN THE COMPANY AND Computershare Inc. as Rights Agent (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), FOR $3.00 PER SHARE IN CASH, WITHOUT INTEREST, LESS ANY APPLICABLE WITHHOLDING TAXES (THE “OFFER PRICE”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE (as it may be amended or supplemented) AND IN THE RELATED LETTER OF TRANSMITTAL and Notice of Guaranteed Delivery (as each may be amended or supplemented) (this offer to purchase, TOGETHER with the related letter of transmittal and NOTICE OF GUARANTEED DELIVERY, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER.

THE OFFEROR IS A WHOLLY-OWNED DIRECT SUBSIDIARY OF MARYPORT NAVIGATION CORP., a corporation organized under the laws of the Republic of Liberia (“MARYPORT”) AND AN AFFILIATE OF INVESTOR AND BUSINESSMAN MR. GEORGE ECONOMOU, A CITIZEN OF GREECE.

ON September 15, 2023 AND AGAIN ON SEPTEMBER 25, 2023, THE OFFEROR DELIVERED TO THE COMPANY A NOTICE OF (i) NOMINATION OF Ioannis (JOHN) Liveris (THE “SPHINX NOMINEE”) for election to THE COMPANY’S BOARD OF DIRECTORS (the “BOARD”) AS A CLASS II DIRECTOR AT THE next annual Meeting OF THE COMPANY’S SHAREHOLDERS (INCLUDING ANY and all adjournments, postponements, continuations or reschedulings thereof, or any other meetings of shareholders of the Company held in lieu thereof, THE “2024 SHAREHOLDER MEETING”) and (ii) the Offeror’s proposal to bring before the 2024 Shareholder Meeting (a) an advisory, nonbinding proposal that the Board be declassified prior to the first Annual Meeting of the Company’s shareholders to be held after the 2024 Shareholder Meeting (the “Declassification Proposal”), and (b) four advisory, non-binding proposals (each, a “Vote of No-Confidence Proposal”) that the Company’s shareholders request the resignation from the Board of each of Andreas Michalopoulos, Loïsa Ranunkel, Alex Papageorgiou and Mihalis Boutaris.

The Offer is not conditioned upon the Sphinx Nominee being elected to the Board or on the passage of the declassification proposal or any vote of non-confidence proposal. THE OFFER IS also NOT CONDITIONED UPON THE OFFEROR OBTAINING FINANCING OR UPON ANY DUE DILIGENCE REVIEW OF THE COMPANY.

THE OFFER IS SUBJECT TO THE SATISFACTION or waiver, at or before THE EXPIRATION DATE and time, OF CERTAIN CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, INCLUDING, AMONG OTHER THINGS, the following conditions: (i) there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (the “Minimum Tender Condition”); (ii) either (a) the Rights Agreement shall have been validly terminated and the rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (such certificate, the “Series A Certificate” and such stock, the “Series a Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (the applicable of clause (a) and clause (b), the “Poison Pill Condition”); (iii) the Board shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (the “Article K Condition”); (iv) the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of the date immediately preceding the date of this Offer to Purchase, (d) the warrants outstanding as of the date immediately preceding the date of this Offer to Purchase (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after the date of this Offer to Purchase), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of the date immediately preceding the date of this Offer to Purchase) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of the date immediately preceding the date of this Offer to Purchase, and (2) any options to purchase shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after the date of this Offer to Purchase in the ordinary and usual course of business, consistent with past practice (clause (1) and clause (2), collectively, the “Options”); and (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after the date of this Offer to Purchase, have been issued other than in the ordinary and usual course of business, consistent with past practice) (the “Equity Condition”); (v) (a) Section 4 of the Certificate of Designation, preferences and rights of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (such certificate, the “Series C Certificate” and such stock, the “Series C Preferred Stock”) shall no longer be in effect, (b) any and all shares of the Series C Preferred Stock held as of the date of this Offer to Purchase by any of Mango Shipping Corp. (“mango”), Mitzela Corp. (“mitzela”), and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any affiliate of any of the foregoing, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled and (c) no other shares of Series C Preferred Stock shall be outstanding (clause (a), clause (b) and clause (c), collectively, the “Series C Condition”); (vi) the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the “Series B Certificate”) either (a)  shall have been validly cancelled or (b) shall not have been amended (the applicable of clause (a) and clause (b), the “Series B Condition”), and (vii) the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (the applicable of clause (a), clause (b) and clause (c), the “Board Representation Condition”). THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OR WAIVER OF OTHER CUSTOMARY CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14 — “CONDITIONS OF THE OFFER”. THE CONDITIONS TO THE OFFER MUST BE SATISFIED AT OR BEFORE THE EXPIRATION DATE AND TIME, as it may be extended.

THE COMPLETION OF THE OFFER, EITHER ALONE OR TOGETHER WITH ANY CHANGES IN THE COMPOSITION OF THE COMPANY MANAGEMENT TEAM, MAY TRIGGER “CHANGE OF CONTROL” PROVISIONS IN CERTAIN MATERIAL CONTRACTS THAT THE COMPANY HAS PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), AND/OR OTHER COMPANY CONTRACTS THAT HAVE NOT BEEN MADE AVAILABLE TO THE OFFEROR. SEE SECTION 12 — “CERTAIN EFFECTS OF THE OFFER”. FOR THE AVOIDANCE OF DOUBT, NONE OF THE EFFECTS DESCRIBED THEREIN WILL AFFECT THE CONSUMMATION OF THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE SATISFIED.

THIS OFFER TO PURCHASE REFERS TO A PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF ANY PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE 2024 Shareholder Meeting OR ANY OTHER MEETING OF COMPANY SHAREHOLDERS OR (II) A SOLICITATION OF ANY CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION Is being or WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS THAT COMPLY WITH THE APPLICABLE PROVISIONS OF MARSHALL ISLANDS LAW. ShareHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT THAT IS BEING FURNISHED ON SCHEDULE 13D SUBSTANTIALLY CONCURRENTLY WITH THE FILING OF THIS OFFER TO PURCHASE AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME (THE “PROXY STATEMENT”) AND (as, WHEN AND IF THEY BECOME AVAILABLE) ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE OFFEROR AND ITS AFFILIATES FROM THE SHAREHOLDERS OF THE COMPANY FOR USE AT the 2024 Shareholder Meeting, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A PROXY STATEMENT AND A FORM OF PROXY is BEING MADE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Subject to applicable law, the Offeror reserves the right to amend the Offer in any respect (including amending the Offer Price).

A summary of the principal terms of the Offer begins on page ii. You should read this entire Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the information agent for the Offer, Innisfree M&A Incorporated (whom we refer to as the “Information Agent”) at the location and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for this Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

October 11, 2023

IMPORTANT INFORMATION

If you are a holder of Shares, regardless of where you are located, and you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must follow the applicable procedures set forth below:

•	If you are a registered holder of Shares, you should:

(a) properly complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase and also available from the Information Agent, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other documents required by the Letter of Transmittal to Continental Stock Transfer & Trust Company, in its capacity as Tender Offer Agent for the Offer (the “Tender Offer Agent”), such that they are received by the Tender Offer Agent before the Expiration Date and Time, and

(b) (i) if your Shares are certificated, deliver the certificates for your Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, to the Tender Offer Agent along with the Letter of Transmittal (or a manually executed facsimile thereof), such that they are received by the Tender Offer Agent before the Expiration Date and Time or (ii) if your Shares are held via book-entry, tender your Shares by book-entry transfer by following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”, such that they are received by the Tender Offer Agent before the Expiration Date and Time.

Do not send your Shares or any other documents directly to the Offeror, Maryport, Mr. George Economou or the Information Agent.

•	If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution and have that institution tender your Shares on your behalf, such that they are received by the Tender Offer Agent before the Expiration Date and Time. Such institutions are likely to establish cutoff times and dates earlier than the Expiration Date and Time to receive instructions to tender Shares into the Offer. You should contact your broker, dealer, commercial bank, trust company or other nominee to determine the cutoff time and date that is applicable to you. If you are unable to perform the procedures described above prior to the Expiration Date and Time, you may still be able to tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms of the Offer may be directed to Innisfree M&A Incorporated, as Information Agent, at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials are also freely available at the website maintained by the SEC at http://www.sec.gov.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

This Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information, and you should read such documents carefully and in their entirety before making a decision with respect to the Offer. THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR the Notice of Guaranteed Delivery. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF THE COMPANY TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OR ITS AFFILIATES NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL and Notice of Guaranteed Delivery, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR ANY OF ITS AFFILIATES.

TABLE OF CONTENTS

Page

FORWARD-LOOKING STATEMENTS		i

SUMMARY TERM SHEET		ii

INTRODUCTION		1

THE TENDER OFFER		4

1.	TERMS OF THE OFFER	4

2.	PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES	6

3.	WITHDRAWAL RIGHTS	10

4.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	11

5.	TAX CONSIDERATIONS	12

6.	PRICE RANGE OF THE SHARES; DIVIDENDS	14

7.	CERTAIN INFORMATION CONCERNING THE COMPANY	15

8.	CERTAIN INFORMATION CONCERNING THE OFFEROR.	16

9.	SOURCE AND AMOUNT OF FUNDS	18

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY	18

11.	PURPOSE OF THE OFFER; PLANS FOR THE COMPANY	20

12.	CERTAIN EFFECTS OF THE OFFER	23

13.	DIVIDENDS AND DISTRIBUTIONS	26

14.	CONDITIONS OF THE OFFER	27

15.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS	29

16.	FEES AND EXPENSES	30

17.	MISCELLANEOUS	30

18.	LEGAL PROCEEDINGS	31

SCHEDULE I		I-1

SCHEDULE II		II-1

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements with respect to certain of the Offeror’s, Maryport’s and Mr. George Economou’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “project,” “strategy,” “opportunity,” “future,” “plan,” “will likely result,” “will,” “shall,” “may,” “aim,” “predict,” “should,” “would,” “continue,” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the beliefs and expectations of the applicable of the Offeror, Maryport and Mr. George Economou at the date of this Offer to Purchase and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Statements contained in this Offer to Purchase regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Except as required by applicable law, none of the Offeror, Maryport, Mr. George Economou or any of their respective affiliates assumes any responsibility or obligation to publicly correct, update or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Offer to Purchase.

i

SUMMARY TERM SHEET

The information contained herein is a summary only, is not complete, and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer to Purchase and in the related Letter of Transmittal and Notice of Guaranteed Delivery. You are urged to read carefully, in its entirety, each of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, which contain additional important information. The information concerning Performance contained herein and elsewhere in this Offer to Purchase has been taken from or is based upon publicly available documents or records of Performance on file and freely available from the SEC, or other public sources at the time of the filing of this Offer to Purchase. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we”, “our” or “us” refer to the Offeror.

Securities Sought:	All of the issued and outstanding Shares. Each Share is comprised of one Common Share of Performance, par value $0.01, together with one associated Right issued pursuant to the Rights Agreement.
Offer Price Per Share:	$3.00 per Share, without interest, in cash, less any applicable withholding taxes (the “Offer Price”), for each Share validly tendered and accepted for payment in the Offer.
Scheduled Expiration Date and Time of the Offer:	11:59 P.M., New York City time, on November 8, 2023, unless extended.
Offeror:	Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands.

The remainder of this Summary Term Sheet includes some of the questions that you, as a holder of Shares, may have about the Offer, along with answers to those questions. As stated in more detail above, we urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery because the information in this summary term sheet is a summary only, is not complete, and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this Offer to Purchase and in the related Letter of Transmittal and Notice of Guaranteed Delivery.

WHO IS OFFERING TO BUY MY SHARES?

Sphinx Investment Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Offeror”), is offering to buy your Shares. The Offeror is a wholly-owned direct subsidiary of Maryport Navigation Corp., a corporation organized under the laws of the Republic of Liberia (“Maryport”), which itself is directly wholly-owned by Mr. George Economou, who controls both of the Offeror and Maryport. The Offeror is the sole bidder in the Offer. The Offeror, Maryport and Mr. Economou beneficially own an aggregate of approximately 8.8% of the issued and outstanding Shares, based on the number of Shares publicly disclosed by the Company as outstanding as of September 29, 2023. See “Introduction” to this Offer to Purchase and Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase all of the issued and outstanding Shares. Each Share is comprised of one Common Share, par value $0.01, of Performance, together with one associated Right issued pursuant to the Rights Agreement. See the “Introduction” and Section 1 — “TERMS OF THE OFFER”.

According to the Company’s Form 6-K filed with the SEC on September 29, 2023, there were  11,734,683 Common Shares outstanding as of September 29, 2023.

WHAT ARE THE ASSOCIATED RIGHTS?

The associated Rights are preferred stock purchase rights issued pursuant to the Rights Agreement, dated December 20, 2021, between Performance and Computershare Inc., as Rights Agent, that are issued and outstanding. The Rights were issued to all of the holders of Common Shares, but (insofar as we are aware based on the Company’s current disclosures) currently are not represented by separate certificates. A tender of your Shares will include a tender of both your Common Shares and the associated Rights, unless certificates representing the Rights have been issued as provided in the Rights Agreement prior to the completion of the Offer, in which circumstance your Rights must be validly tendered alongside your Common Shares in order for you to validly tender into the Offer.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS COMPLETED?

The Offeror believes that the Shares are currently undervalued due in part to the Company’s current dual class capital structure. The purpose of the Offer is to acquire at least a majority, and up to 100%, of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which would following the consummation of the Offer represent at least a majority of the voting power of the Company securities, and the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. Following the successful consummation of the Offer (assuming it is consummated), the Offeror, Maryport and Mr. George Economou will have acquired beneficial ownership of a majority of the issued and outstanding Shares on a fully-diluted basis and will have designated a majority of the Board, and may be deemed to control the Company.

If, and to the extent that, the Offeror acquires control of the Company, the Offeror intends to conduct a review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror in the Offer and/or causing the Company to sell all or any portion of the assets of the Company or conduct one or more strategic transactions. In addition, if the Offeror acquires control of the Company, the Offeror expects to take further steps to improve the governance and management of the Company, which may among other things include making changes to the composition of the management team of the Company and/or making changes to the organizational documents of the Company, including, without limitation, the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the Amended and Restated Bylaws (the “Bylaws”). See also the immediately following Q&A entitled “Mr. George Economou directly or indirectly owns or controls other companies in the shipping industry. If the Offer is consummated, will the Company or any Company assets be integrated or combined with or sold to any such other shipping companies?”

If we consummate the Offer, the Offeror further expects to seek to implement the declassification of the Board and to seek to effect the removal and replacement of all current members of the Board remaining on the Board. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

If we consummate the Offer, depending upon the number of Shares we acquire and other factors relevant to our equity ownership in the Company, we may in our discretion (but do not undertake any obligation to), subsequent to completion of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, further tender or exchange offers or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be more or less favorable than those of the Offer. We also reserve the right to dispose of the Shares that we have acquired and/or may acquire at any time for any reason or no reason, subject to any applicable legal restrictions.

The Offer is subject to the satisfaction or waiver, at or before the Expiration Date and Time, of, the following conditions, along with the other conditions described in Section 14 of the Offer to Purchase (such other conditions described in Section 14 of the Offer to Purchase, together with the conditions set forth below, the “Offer Conditions”): (i) there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (i.e., the Minimum Tender Condition); (ii) either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Series A Certificate shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (i.e.,, the Poison Pill Condition); (iii) the Board shall have validly waived the applicability of Article K to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (i.e., the Article K Condition); (iv) the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Preferred Stock outstanding as of the date immediately preceding the date of this Offer to Purchase, (d) the warrants outstanding as of the date immediately preceding the date of this Offer to Purchase (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after the date of this Offer to Purchase), (e) (1) the Options to purchase Shares under the Equity Incentive Plan (as such plan was in effect as of the date immediately preceding the date of this Offer to Purchase) outstanding, and subject to the terms as in effect, as of the date immediately preceding the date of this Offer to Purchase, and (2) any Options to purchase shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after the date of this Offer to Purchase in the ordinary and usual course of business, consistent with past practice; and (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after the date of this Offer to Purchase, have been issued other than in the ordinary and usual course of business, consistent with past practice) (i.e., the Equity Condition); (v) (a) Section 4 of the Series C Certificate shall no longer be in effect, (b) any and all shares of the Series C Preferred Stock held as of the date of this Offer to Purchase by any of Mango, Mitzela, and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any affiliate of any of the foregoing, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled and (c) no other shares of Series C Preferred Stock shall be outstanding (i.e., the Series C Condition); (vi) the Series B Certificate either (a)  shall have been validly cancelled or (b) shall not have been amended (i.e., the Series B Condition), and (vii) the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (i.e., the Board Representation Condition).

The Offer Conditions must be satisfied at or before the Expiration Date and Time, as it may be extended, or waived by the Offeror.

See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” and Section 14 — “CONDITIONS OF THE OFFER”.

MR. GEORGE ECONOMOU DIRECTLY OR INDIRECTLY OWNS OR CONTROLS OTHER COMPANIES IN THE SHIPPING INDUSTRY. IF THE OFFER IS CONSUMMATED, WILL THE COMPANY OR ANY COMPANY ASSETS BE INTEGRATED OR COMBINED WITH OR SOLD TO ANY OF SUCH OTHER SHIPPING COMPANIES?

None of the Offeror, Maryport or Mr. George Economou has made any final decision as to whether, if the Offer is consummated, the Company or any Company assets will be transferred to or combined or integrated with any other assets directly or indirectly owned or controlled by any of them; however, they reserve the right to do so in accordance with applicable law. Whether or not the Offeror, Maryport or Mr. George Economou would determine to do so would depend, among other things, on their assessment of the outcome of the post-Offer review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel referred to above. See the Q&A directly above entitled “What are your purposes for the Offer and plans for the Company after the Offer is completed?”

HOW MUCH ARE YOU OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $3.00 per Share, without interest, in cash, less any applicable withholding taxes, for each Share validly tendered and accepted for payment in the Offer. See the “Introduction” and Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

No, there is no agreement governing the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On October 10, 2023, the last full trading day before the commencement of the Offer, the closing price of the Shares on the Nasdaq Capital Market was $1.68 per Share. The Offer represents a premium of 78.6% over the Company’s closing share price on October 10, 2023. We advise you to obtain a recent quotation for the Shares and further consult with your financial and other advisors in deciding whether to tender your Shares. See Section 6 — “PRICE RANGE OF THE SHARES; DIVIDENDS”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses to tender your Shares. If you own or hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so, which may reduce the net proceeds you would receive from tendering into the Offer. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction” to this Offer to Purchase.

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WHAT DOES THE BOARD OF DIRECTORS OF PERFORMANCE THINK OF THE OFFER?

As of the date of this Offer to Purchase, the Board has not made a recommendation regarding the Offer.

The Board is required by law to file with the SEC and provide to shareholders, within ten business days from the date of this Offer to Purchase, a Schedule 14D-9 advising shareholders of whether it recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer. The Schedule 14D-9 will also contain other important information, and the Offeror recommends that holders of Shares review it carefully when it becomes available.

While we would hope that the Board would assess and form a recommendation with respect to this Offer in good faith and in a manner consistent with their fiduciary duties to the holders of the Shares, taken as a whole, there can be no assurances that they will do so.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. The Offeror has sufficient funds, from its working capital and from funds that will be provided to it from Mr. George Economou’s existing liquid personal resources, to purchase all of the Shares validly tendered into the Offer. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because (i) the Offer is being made for all outstanding Shares (other than the Shares beneficially owned by the Offeror and its affiliates), (ii)  you will receive payment solely in cash for any Shares that you tender into the Offer, (iii) as stated above, we have all of the financial resources necessary to consummate the Offer, and (iv) the Offer is not conditioned upon the Offeror obtaining financing. See Section  9 — “SOURCE AND AMOUNT OF FUNDS”.

DO YOU INTEND TO CONDUCT A PROXY SOLICITATION TO REPLACE ANY MEMBERS OF THE PERFORMANCE BOARD OF DIRECTORS OR TO PASS ANY OTHER PROPOSALS?

Yes. As disclosed by the Offeror, Maryport and Mr. George Economou in the Proxy Statement that is being furnished on Schedule 13D substantially concurrently with the filing of this Offer to Purchase, we are currently soliciting proxies (the “Proxy Solicitation”) for the election of the Sphinx Nominee to the Board at the upcoming 2024 Shareholder Meeting. If elected to the Board, the Sphinx Nominee would succeed Aliki Paliou, chairperson of the Board and sole shareholder of Mango, the Company’s controlling shareholder, whose current term on the Board expires at the 2024 Shareholder Meeting. We are also currently soliciting proxies in favor of the Declassification Proposal and the Vote of No Confidence Proposals.

If the Offer is consummated, the Offeror will have acquired at least a majority of the issued and outstanding Shares on a fully diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which will represent at least a majority of the voting power of the Company securities, and the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. If the Offer is consummated prior to the record date established for the 2024 Shareholder Meeting, the Offeror intends to vote all of its Shares acquired in the Offer in favor of the election to the Board of the Sphinx Nominee and in favor of the Declassification Proposal and each Vote of No-Confidence Proposal. If the Offer is consummated, and irrespective of whether such consummation occurs before or after the record date for the 2024 Shareholder Meeting, the Offeror expects to seek to implement the declassification of the Board and seek to effect the removal and replacement of any members of the current Board then-remaining on the Board.

Currently, the Company has a classified Board, which is divided into three classes, with two directors serving in each of Class I and Class III, and one director serving in Class II. The term of a Class II director expires at the 2024 Shareholder Meeting. Under the Articles, a director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the Common Shares.  Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office.

The affirmative vote of the holders of two-thirds or more of the outstanding Common Shares entitled to vote generally in the election of directors is required to amend, alter, change or repeal Article I of the Articles relating to the structure and composition of the Board, including the declassification of the Board.

Neither this Offer to Purchase nor the Offer constitutes (i) a solicitation of any proxy, consent or authorization for or with respect to the 2024 Shareholder Meeting or any other meeting of Company shareholders or (ii) a solicitation of any consent or authorization in the absence of any such meeting. Any such solicitation is being or will be made only pursuant to separate proxy or consent solicitation materials that comply with the applicable provisions of Marshall Islands law. Shareholders are advised to read the Proxy Statement that is being furnished on Schedule 13D substantially concurrently with the filing of this Offer to Purchase and (as, when and if they become available) other documents related to the solicitation of proxies by the Offeror and its affiliates from the shareholders of the Company for use at the 2024 Shareholder Meeting, because they will contain important information. A Proxy Statement and a form of proxy is being made available at no charge at the SEC’s website at http://www.sec.gov.

IS THE OFFER CONDITIONED UPON THE SPHINX NOMINEE BEING ELECTED TO THE BOARD?

No.  The Offer is not conditioned upon the Sphinx Nominee being elected to the Board. The Offer and the nomination of the Sphinx Nominee for election to the Board are independent of each other.

IS THE OFFER CONDITIONED UPON THE PASSAGE OF ANY OTHER SHAREHOLDER PROPOSAL EXPECTED TO BE MADE BY OFFEROR AT THE 2024 Shareholder MEETING?

No.  The Offer is not conditioned upon the passage of any other shareholder proposal expected to be made by the Offeror at the 2024 Shareholder Meeting, including, without limitation, the Declassification Proposal or any Vote of No-Confidence Proposal. The Offer and such shareholder proposals are independent of each other.

WHAT ARE THE MOST SIGNIFICANT OFFER CONDITIONS?

•	We are not obligated to purchase any Shares unless there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (referred to as the Minimum Tender Condition).

•	We are not obligated to purchase any Shares unless either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Series A Certificate shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (the applicable of clause (a) and clause (b) is referred to as the Poison Pill Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND ITS BOARD.

•	We are not obligated to purchase any Shares unless the Board shall have validly waived the applicability of Article K to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (referred to as the Article K Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND ITS BOARD.

•	We are not obligated to purchase any Shares unless the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Preferred Stock outstanding as of the date immediately preceding the date of this Offer to Purchase, (d) the warrants outstanding as of the date immediately preceding the date of this Offer to Purchase (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after the date of this Offer to Purchase), (e) (1) the Options to purchase Shares under the Equity Incentive Plan (as such plan was in effect as of the date immediately preceding the date of this Offer to Purchase) outstanding, and subject to the terms as in effect, as of the date immediately preceding the date of this Offer to Purchase, and (2) any Options to purchase shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after the date of this Offer to Purchase in the ordinary and usual course of business, consistent with past practice; and (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after the date of this Offer to Purchase, have been issued other than in the ordinary and usual course of business, consistent with past practice) (referred to as the Equity Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND ITS BOARD.

•	We are not obligated to purchase any Shares unless (a) Section 4 of the Series C Certificate shall no longer be in effect, (b) any and all shares of the Series C Preferred Stock held as of the date of this Offer to Purchase by any of Mango, Mitzela, and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any affiliate of any of the foregoing, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled and (c) no other shares of Series C Preferred Stock shall be outstanding (clause (a), clause (b) and clause (c), collectively, referred to as the Series C Condition). THIS CONDITION IS WITHIN THE CONTROL OF THE COMPANY AND ITS BOARD.

•	We are not obligated to purchase any Shares unless the Series B Certificate either (a) shall have been validly cancelled or (b) shall not have been amended (the applicable of clause (a) and clause (b), are referred to as the Series B Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY.

•	We are not obligated to purchase any Shares unless the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (the applicable of clause (a), clause (b) and clause (c), collectively, the Board Representation Condition). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY AND ITS BOARD.

The Offer is also subject to other customary conditions; however, the Offer is not conditioned upon our obtaining financing or any due diligence review of the Company. See Section 14 — “CONDITIONS OF THE OFFER”.

The Offer Conditions must be satisfied at or before the Expiration Date and Time, as it may be extended.

Does the Offeror require any approvals from any governmental authorities in order to acquire the Shares pursuant to the Offer?

The Offeror is not aware of any approvals from any governmental authorities being required in order to acquire the Shares pursuant to the Offer. However, as of the date of this Offer to Purchase, the Company has not made available to the Offeror the non-public information that the Offeror would require in order to definitely confirm that no such approvals are required. If we later determine that any such approval is required, we reserve the right to amend this Offer accordingly.

Are there any limitations on the number of Shares that may be validly tendered in the Offer?

No.  There are no limitations on the number of Shares that may be validly tendered into the Offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If all of the Offer Conditions as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer, the number of shareholders and the number of Shares that are held by the public will be reduced and such number of shareholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and to the extent that any such trading market exists, it may have more limited liquidity. Also, it is possible that Performance may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies, and it may determine not to do so.

If we consummate the Offer, the Offeror will have designated a majority of the members of the Board and have acquired at least a majority of the issued on a fully diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which will represent at least a majority of the voting power of the Company securities, and the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. As a result, we may be determined to have acquired control of the Company, and the ability of the shareholders other than us to exercise influence over Company decision-making may be limited. If, and to the extent that, the Offeror acquires control of the Company, the Offeror intends to conduct a review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror in the Offer and/or causing the Company to sell all or any portion of the assets of the Company or conduct one or more strategic transactions. In addition, if the Offeror acquires control of the Company, the Offeror expects to take further steps to improve the governance and management of the Company, which may among other things include making changes to the composition of the management team of the Company and/or making changes to the organizational documents of the Company, including, without limitation, the Articles and the Bylaws.

In addition, if the Offeror and its affiliates acquire a majority of the voting power of the Company’s outstanding securities, such control, among other things, would allow the Offeror and its affiliates to determine the outcome of the election of directors, subject to the provisions of the Articles which provide for a classified Board divided into three classes (to the extent that the Company continues to have a classified Board). If the Offer is consummated, the Offeror expects to seek to implement the declassification of the Board and to seek to effect the removal and replacement of any current members of the Board who are then-remaining on the Board.

Further, if the Offeror acquires at least two thirds of the issued and outstanding Common Shares  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) and therefore at least two-thirds of the voting power of the Company securities, the Offeror may be able to effect or determine the outcome of additional actions (either alone or, in some cases, with the cooperation of the Board), including, without limitation, the removal of any director or the entire Board for cause, and the amendment, alteration, change or repeal of Article I of the Articles relating to the structure and composition of the Board.

See the “Introduction” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”. See also the Q&As above entitled “What are your purposes for the Offer and plans for the Company after the Offer is completed?” and “Mr. George Economou directly or indirectly owns or controls other companies in the shipping industry. If the Offer is consummated, will the Company or any Company assets be integrated or combined with or sold to any such other shipping companies?”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have until 11:59 P.M. midnight, New York City time, on November 8, 2023, unless the Offer is extended, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “TERMS OF THE OFFER” and Section 2 — “PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

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CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We may, in our sole discretion, extend the Offer from time to time and for any reason. For example, if any of the Offer Conditions have not been satisfied or waived, we could extend the Offer until such time as they are satisfied or waived.

In addition, if we make a material change to the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer (as may be permitted under applicable law, including the applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”), we will extend the Expiration Date and Time to the extent and for the period required by applicable law, including the Securities Laws.

See Section 1 — “TERMS OF THE OFFER”.

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares validly tendered during the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 — “TERMS OF THE OFFER”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQUENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform Continental Stock Transfer & Trust Company (which is the Tender Offer Agent for the Offer) of that fact, and will make a public announcement not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON ANY MATERIAL CONTRACTS OF THE COMPANY?

Certain of the material contracts that the Company has publicly filed with the SEC (including, without limitation, (i) the Equity Incentive Plan; (ii) the Secured Loan Agreement, dated June 30, 2022, by and among Arno Shipping Company Inc. and Maloelap Shipping Company Inc., as borrowers, and Piraeus Bank S.A., as lender; (iii) the Loan Agreement dated November 1, 2022, by and between Alpha Bank S.A., as lender, and Garu Shipping Company Inc., as borrower; (iv) the Secured Loan Agreement, dated November 25, 2022 by and among Toka Shipping Company Inc. and Bock Shipping Company Inc., as borrowers, and Piraeus Bank S.A., as lender; and (v) the Loan Agreement dated December 7, 2022, by and between Alpha Bank S.A., as lender, and Arbar Shipping Company Inc., as borrower) contain provisions that may be triggered upon a “change of control” or “change in control” of the Company as such terms are defined in the applicable underlying material contracts. Further, Company contracts that are not filed with the SEC, which have not been made available to us, may also contain provisions that may be triggered upon a “change of control” or “change in control” of the Company. While the consummation of the Offer may trigger any of the foregoing provisions, the Offer is not conditioned upon obtaining any approvals, consents or waivers with respect to these material contracts. We also expect that the Company has or may enter into contracts with other companies controlled or influenced by members if the Paliou family, and if the Offer is successful, it is possible that the Company or such other companies may seek to terminate, cease performing under or determine not to renew any such contracts. We also cannot predict whether a successful Offer would adversely affect any of the Company’s other existing or prospective commercial relationships. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

IF THE OFFER IS CONSUMMATED, WILL PERFORMANCE CONTINUE AS A PUBLICLY LISTED COMPANY?

If all of the Offer Conditions as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived by the Expiration Date and Time and we consummate the Offer, the number of shareholders and the number of Shares that are held by the public will be reduced and such number of shareholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and to the extent that any such trading market exists, it may have more limited liquidity. Also, it is possible that the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. In the event that the Company determines following a successful consummation of the Offer to engage in any strategic transaction (including without limitation as a result of the strategic review we expect to conduct following a successful Offer), there can be no guarantees that the Company would continue to be publicly-traded following any such strategic transaction. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

Appraisal rights are not available in the Offer. See Section 15 — “CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS”.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, together with a completed Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Tender Offer Agent for the Offer, before the Expiration Date and Time. If your Shares are held in “street name” through a broker, dealer, commercial bank, trust company or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company (“DTC”). If you cannot get any document or instrument that is required to be delivered to the Tender Offer Agent by the Expiration Date and Time, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Tender Offer Agent within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. For the tender to be valid, however, the Tender Offer Agent must receive the missing items within that two-trading-day period. See Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If all of the Offer Conditions as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived at or before the Expiration Date and Time and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you validly tendered multiplied by the Offer Price per Share. See Section 1 — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES”.

The Offeror expects to pay for the Shares validly tendered into the Offer promptly after the Expiration Date and Time, assuming all of the Offer Conditions have been satisfied or waived by such time. Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all Shares validly tendered into and not withdrawn from the Offer with the Tender Offer Agent, which will act as your agent for the purpose of (i) receiving payments from us for your tendered Shares, as applicable, and (ii) transmitting such payments to you. If you are a record holder of the Shares, you will receive a check from the Tender Offer Agent, acting as your agent, for an amount equal to the aggregate Offer Price of your validly tendered Shares, as applicable, that we have accepted for payment. If you hold the Shares through a broker, dealer, commercial bank, trust company or other nominee, the Tender Offer Agent, acting as your agent, will credit DTC, for allocation by DTC to your broker, dealer, commercial bank, trust company or other nominee, with an amount equal to the aggregate Offer Price of your validly tendered Shares that we have accepted for payment.

Under no circumstances will interest be paid by us on the purchase price for the Shares pursuant to the Offer, regardless of any delay in making such payments. We expressly reserve the right to delay acceptance for payment of, or payment for, the Shares in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays, if they occur, will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer. All holders of Shares that validly tender, and do not withdraw, their Shares at or before the Expiration Date and Time, as it may be extended, will receive the same price per Share, regardless of whether they tender before or during any extension period of the Offer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and Time. If all of the Offer Conditions have been satisfied as of the Expiration Date and Time, the Offeror will deposit with the Tender Offer Agent the proceeds required to consummate the Offer and will promptly accept for payment and pay for all validly tendered Shares that have not been withdrawn. See Section 1 — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Tender Offer Agent while you still have the right to withdraw the Shares. See Section 3 — “WITHDRAWAL RIGHTS”.

DOES THE COMPANY CONTROL ANY OF THE CONDITIONS OF THE OFFER?

Yes. The Company has the ability to satisfy or frustrate the satisfaction of certain conditions of the Offer, including the Poison Pill Condition, the Article K Condition, the Equity Condition, the Series C Condition, the Series B Condition and the Board Representation Condition. As an example, if the Board does not validly waive the applicability of Article K to the purchase of the Shares by the Offeror in the Offer, then the Company will cause the Article K Condition to not be capable of being satisfied and will thereby deprive the Company’s shareholders of the ability to participate in the Offer. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

While we would hope that the Board would in good faith and in a manner consistent with their fiduciary duties to the holders of the Shares, taken as a whole, seek to cause the satisfaction of, and not seek to frustrate the satisfaction of, the conditions to the Offer, there can be no assurances that they will do so.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

If you are a U.S. holder, the receipt of the Offer Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Shareholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer. For a more detailed explanation of the U.S. federal income tax considerations and the Marshall Islands tax considerations relevant to the Offer, see Section 5 — “TAX CONSIDERATIONS”.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Innisfree M&A Incorporated, our Information Agent for the Offer, toll free at (877) 800-5190. See the back cover of this Offer to Purchase.

To the Holders of Common Shares and Associated Preferred Stock Purchase Rights of Performance Shipping Inc.:

INTRODUCTION

Sphinx Investment Corp. (THE “OFFEROR”) IS HEREBY MAKING AN OFFER TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING COMMON SHARES, PAR VALUE $0.01 PER SHARE (THE “COMMON SHARES”), OF Performance SHIPPING INC. (“PERFORMANCE” OR THE “COMPANY”) (INCLUDING THE ASSOCIATED preferred stock purchase RIGHTS (THE “RIGHTS”, AND TOGETHER WITH THE COMMON SHARES, THE “SHARES”) ISSUED PURSUANT TO THE  Stockholders’ Rights Agreement, DATED as of December 20, 2021, BETWEEN THE COMPANY AND Computershare Inc. as Rights Agent (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”) FOR $3.00 PER SHARE IN CASH, WITHOUT INTEREST, LESS ANY APPLICABLE WITHHOLDING TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL and Notice of Guaranteed Delivery (,WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”).

THE OFFEROR IS A WHOLLY-OWNED DIRECT SUBSIDIARY OF MARYPORT NAVIGATION CORP., a corporation organized under the laws of the Republic of Liberia (“MARYPORT”) AND AN AFFILIATE OF MR. GEORGE ECONOMOU.

ON September 15, 2023 AND AGAIN ON SEPTEMBER 25, 2023, THE OFFEROR DELIVERED TO THE COMPANY A NOTICE OF (i) NOMINATION OF Ioannis (JOHN) Liveris (THE “SPHINX NOMINEE”) for election to THE COMPANY’S BOARD OF DIRECTORS (the “BOARD”) AS A CLASS II DIRECTOR AT THE next annual Meeting OF THE COMPANY’S SHAREHOLDERS (INCLUDING ANY and all adjournments, postponements, continuations or reschedulings thereof, or any other meetings of shareholders of the Company held in lieu thereof, THE “2024 SHAREHOLDER MEETING”) and (ii) the Offeror’s proposal to bring before the 2024 Shareholder Meeting (a) an advisory, nonbinding proposal that the Board be declassified prior to the first Annual Meeting of the Company’s shareholders to be held after the 2024 Shareholder Meeting (the “Declassification Proposal”), and (b) four advisory, non-binding proposals (each, a “Vote of No-Confidence Proposal”) that the Company’s shareholders request the resignation from the Board of each of Andreas Michalopoulos, Loïsa Ranunkel, Alex Papageorgiou and Mihalis Boutaris.

The Offer is not conditioned upon the Sphinx Nominee being elected to the Board OR ON THE PASSAGE OF THE DECLASSIFICATION PROPOSAL OR ANY VOTE OF NO-CONFIDENCE PROPOSAL. THE OFFER IS also NOT CONDITIONED UPON THE OFFEROR OBTAINING FINANCING OR UPON ANY DUE DILIGENCE REVIEW OF THE COMPANY.

The Offer is subject to the satisfaction or waiver, at or before 11:59 p.m., New York City time, on November 8, 2023 (the “Expiration Date and Time”) (unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date and Time” shall mean the date and time at which the Offer, as so extended by the Offeror, shall expire) of certain Offer Conditions set forth in this Offer to Purchase, including, among other conditions, that:

•	there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis (assuming the exercise or conversion of all then-outstanding Options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (the “Minimum Tender Condition”);

•	either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (such certificate, the “Series A Certificate” and such stock, the “Series A Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (the applicable of clause (a) and clause (b), the “Poison Pill Condition”);

•	the Board shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (the “Article K Condition”);

•	the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of the date immediately preceding the date of this Offer to Purchase, (d) the warrants outstanding as of the date immediately preceding the date of this Offer to Purchase (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after the date of this Offer to Purchase), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of the date immediately preceding the date of this Offer to Purchase) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of the date immediately preceding the date of this Offer to Purchase, and (2) any options to purchase shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after the date of this Offer to Purchase in the ordinary and usual course of business, consistent with past practice (clause (1) and clause (2), collectively, the “Options”); and (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after the date of this Offer to Purchase, have been issued other than in the ordinary and usual course of business, consistent with past practice) (the “Equity Condition”);

•	(a) Section 4 of the Certificate of Designation, preferences and rights of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (such certificate, the “Series C Certificate” and such stock, the “Series C Preferred Stock”) shall no longer be in effect, (b) any and all shares of the Series C Preferred Stock held as of the date of this Offer to Purchase by any of Mango Shipping Corp. (“Mango”), Mitzela Corp. (“Mitzela”), and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any affiliate of any of the foregoing, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled and (c) no other shares of Series C Preferred Stock shall be outstanding (clause (a), clause (b) and clause (c), collectively, the “Series C Condition”);

•	the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the “Series B Certificate”) either (a) shall have been validly cancelled or (b) shall not have been amended (the applicable of clause (a) and clause (b), the “Series B Condition”); and

•	the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (the applicable of clause (a), clause (b) and clause (c), the “Board Representation Condition”).

The Offer is also subject to other customary conditions. See Section 14 — “CONDITIONS OF THE OFFER”.

The Offer Conditions must be satisfied at or before the Expiration Date and Time, as it may be extended.

According to the Company’s Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2023, there were  11,734,683 Common Shares outstanding as of September 29, 2023. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

The material U.S. federal income tax consequences and the Republic of the Marshall Islands tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 — “TAX CONSIDERATIONS”.

Shareholders of record who hold Shares registered in their own name and tender their Shares directly to the Tender Offer Agent will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 13 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of the Shares by the Offeror pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should check with such institution as to whether they will be charged any service fees. The Offeror will pay all charges and expenses of Innisfree M&A Incorporated (the “Information Agent”) and Continental Stock Transfer & Trust Company (the “Tender Offer Agent”) incurred in connection with the Offer. See Section 16 — “FEES AND EXPENSES”.

THIS OFFER TO PURCHASE REFERS TO A PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF ANY PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE 2024 Shareholder Meeting OR ANY OTHER MEETING OF COMPANY SHAREHOLDERS OR (II) A SOLICITATION OF ANY CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION Is being or WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS THAT COMPLY WITH THE APPLICABLE PROVISIONS OF MARSHALL ISLANDS LAW. ShareHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT THAT IS BEING FURNISHED ON SCHEDULE 13D SUBSTANTIALLY CONCURRENTLY WITH THE FILING OF THIS OFFER TO PURCHASE AND (as, WHEN AND IF THEY BECOME AVAILABLE) OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE OFFEROR AND ITS AFFILIATES FROM THE SHAREHOLDERS OF THE COMPANY FOR USE AT the 2024 Shareholder Meeting, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A PROXY STATEMENT AND A FORM OF PROXY is BEING MADE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. The SEC maintains a website, and the reports and other information filed by the Company with the SEC may be accessed electronically at http://www.sec.gov.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL and Notice of Guaranteed Delivery CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.             TERMS OF THE OFFER.

In this Offer, the Offeror is offering to purchase all of the issued and outstanding Common Shares (including the associated Rights) of Performance for $3.00 per Share in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions of the Offer.

Upon the terms and subject to the conditions of the Offer (including for the avoidance of doubt, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered into the Offer prior to the Expiration Date and Time and not properly withdrawn as permitted under Section 3 — “WITHDRAWAL RIGHTS”. Under no circumstances will interest be paid by us on the purchase price for Shares pursuant to the Offer, regardless of any delay in making such payments

The Offer is conditioned upon the satisfaction at or before the Expiration Date and Time of the Minimum Tender Condition, the Poison Pill Condition, the Article K Condition, the Equity Condition, the Series C Condition, the Series B Condition, the Board Representation Condition, and the other Offer Conditions set forth in Section 14 — “CONDITIONS OF THE OFFER”.

The Offeror may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer, to the extent permitted by applicable law, including the requirements of Rule 14d-4 under the Exchange Act. The Offer is currently scheduled to expire at 11:59 p.m., New York City time, on November 8, 2023.

To the extent permitted by applicable law (including the requirements of Rule 14d-4 under the Exchange Act and other Securities Laws), the Offeror expressly reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of the Offer Conditions.

If, on the Expiration Date and Time, any or all of the Offer Conditions have not been satisfied or waived, the Offeror reserves the right in its sole discretion, subject to complying with applicable Securities Laws and the rules and regulations of the Nasdaq Stock Market, to: (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering shareholders; (ii) waive any of the Offer Conditions (subject to the applicable law and terms of Section 14 hereof) and purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date and Time (and the right of the Offeror to decline to purchase any Shares to the extent permitted by the terms of the Offer and applicable law), retain the Shares that have been validly tendered during the period or periods for which the Offer is extended (which may delay acceptance for payment of, and the payment for, any Shares); and/or (iv) amend the Offer, including by increasing the consideration offered, in each case, by giving oral or written notice of such waiver, extension or amendment to the Tender Offer Agent and making a public announcement thereof. In addition, the Offeror will extend the Offer for any period required by applicable law, including the Securities Laws. The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror’s rights pursuant to Section 14 hereof.

Rule 14e-1(c) under the Exchange Act requires the Offeror to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares validly tendered during the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

If the Offeror makes a material change to the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to shareholders and investor response. Accordingly, if, prior to the Expiration Date and Time, the Offeror decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day.

If, at or before the Expiration Date and Time, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A request is being made to the Company for the use of its shareholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.             PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDERS. Except as set forth below, in order for the Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Tender Offer Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and Time, and either (i) certificates representing tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, must be received by the Tender Offer Agent, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Tender Offer Agent), in each case prior to the Expiration Date and Time, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 2, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a certificate for Shares not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share certificate, with the signature(s) on such Share certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 6 of the Letter of Transmittal.

If a certificate representing Shares or a certificate, if any, representing the associated Rights, is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the applicable certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal, any certificates or stock powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 6 of the Letter of Transmittal.

BOOK-ENTRY TRANSFER. The Tender Offer Agent will establish accounts with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Tender Offer Agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message and any other required documents, must, in any case, be transmitted to and received by the Tender Offer Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and Time or the guaranteed delivery procedures described below must be complied with. The term “Agent’s Message” means a message transmitted through electronic means by DTC to, and received by, the Tender Offer Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE TENDER OFFER AGENT.

GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates representing Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Tender Offer Agent prior to the Expiration Date and Time, such Shares may nevertheless be validly tendered, PROVIDED that all of the following conditions are satisfied:

(a)	such tender is made by or through an Eligible Institution;

(b)	the Tender Offer Agent receives, prior to the Expiration Date and Time, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror; and

(c)	the certificates representing all tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Tender Offer Agent’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Tender Offer Agent within two trading days after the date of such Notice of Guaranteed Delivery. A “trading day” is any day on which the Nasdaq Capital Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Tender Offer Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

DO NOT DELIVER ANY DOCUMENTS TO THE OFFEROR, MARYPORT, MR. GEORGE ECONOMOU, THE INFORMATION AGENT OR DTC. DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO OFFEROR, MARYPORT, MR. GEORGE ECONOMOU OR THE INFORMATION AGENT OR DTC DOES NOT CONSTITUTE A VALID TENDER.

DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Offeror, in its sole discretion. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Offeror. None of the Offeror, the Tender Offer Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

BACKUP WITHHOLDING. Under U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Tender Offer Agent with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Currently, the backup withholding rate is 24%. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Tender Offer Agent a completed applicable Form W-8 before receipt of any payment. See Section 5 — “TAX CONSIDERATIONS”.

OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror (and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such shareholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Offeror will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such shareholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company’s shareholders, action by written consent in lieu of any such meeting or otherwise.

The Offeror’s acceptance for payment of Shares validly tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

Representations and Agreements With Respect to Tenders. Each holder of Shares, by tendering its Shares in the Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

(a)	that such holder has the full power and authority to tender and assign the Shares tendered, and that our acceptance for payment of the Shares tendered pursuant to the Offer will constitute a binding agreement containing the terms and conditions of the Offer, as between us and the tendering holder;

(b)	that the tendering of Shares, and the execution of the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable, shall constitute: (i) an acceptance of the Offer in respect of the number of Shares identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Shares, and (iii) that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having withdrawn such acceptance;

(c)	that the Shares in respect to which the Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Shares have been accepted for purchase in accordance herewith;

(d)	that the tendering of such holder’s Shares, and the execution of the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable, constitutes the irrevocable appointment of the Tender Offer Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Shares validly tendered and not withdrawn, in our name or in the name of such other person(s) as the Offeror may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Shares, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the Offer, and to vest title to the Shares in us or our nominees as aforesaid;

(e)	that the tendering of such holder’s Shares, and the execution of the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable, constitutes, subject to the tendering holder of the Shares not having withdrawn its tender, an irrevocable authority and request (i) to the Offeror and its directors, officers and agents, to cause the registration of the transfer of the Shares pursuant to the Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (ii) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of the Offeror regarding such holder’s Shares;

(f)	that this Section, “Procedure for Accepting the Offer and Tendering Shares”, shall be incorporated in and form part of the Letter of Transmittal, as applicable; and

(g)	that such holder agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents in the proper exercise of the power and authorities of any such person.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES AND, IF CERTIFICATES HAVE BEEN ISSUED IN RESPECT OF RIGHTS PRIOR TO THE EXPIRATION DATE AND TIME, CERTIFICATES REPRESENTING THE ASSOCIATED RIGHTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE TENDER OFFER AGENT. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR CERTIFICATES EVIDENCING SHARES SENT BY MAIL. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

If you are in any doubt about the procedure for tendering Shares into the Offer, please contact the Information Agent at its address and telephone number, as they appear on the back cover of this Offer to Purchase.

3.             WITHDRAWAL RIGHTS.

Tenders of Shares made pursuant to the Offer are irrevocable except as otherwise provided in this Section 3 – WITHDRAWAL RIGHTS.

A shareholder may withdraw Shares that it has previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time prior to the Expiration Date and Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after December 10, 2023, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by the Offeror pursuant to the Offer. If all of the Offer Conditions have been satisfied as of the Expiration Date and Time, the Offeror will deposit with the Tender Offer Agent the proceeds required to consummate the Offer and will promptly accept for payment and pay for all validly tendered Shares that have not been withdrawn. For a withdrawal of Shares tendered to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Tender Offer Agent at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Tender Offer Agent, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Tender Offer Agent prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES” at any time prior to the Expiration Date and Time.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion. None of the Offeror, the Tender Offer Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.             ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered into the Offer prior to the Expiration Date and Time and not properly withdrawn, promptly after the Expiration Date and Time. The Offeror expects to pay for the Shares validly tendered into the Offer promptly after the Expiration Date and Time, assuming all of the Offer Conditions have been satisfied or waived by such time. Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all Shares validly tendered into and not withdrawn from the Offer with the Tender Offer Agent, which will act as your agent for the purpose of (i) receiving payments from us for your tendered Shares, as applicable, and (ii) transmitting such payments to you. If you are a holder of the Shares, you will receive a check from the Tender Offer Agent, acting as your agent, for an amount equal to the aggregate Offer Price of your validly tendered Shares, as applicable, that we have accepted for payment. If you hold the Shares through a broker, dealer, commercial bank, trust company or other nominee, the Tender Offer Agent, acting as your agent, will credit DTC, for allocation by DTC to your broker, dealer, commercial bank, trust company or other nominee, with an amount equal to the aggregate Offer Price of your validly tendered Shares that we have accepted for payment.

If any delay would be in contravention of Rule 14e-1(c) of the Exchange Act, the Offeror will extend the Offer. See Section 1 — “TERMS OF THE OFFER”. The Offeror will not accept Shares for payment unless all of the Offer Conditions have been satisfied or waived. Under no circumstances will interest be paid by us on the purchase price for the Shares pursuant to the Offer, regardless of any delay in making such payments.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Offer Agent of (i) certificates representing such Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights (or a timely confirmation of a book-entry transfer of such Shares into the Tender Offer Agent’s account at DTC, as described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and Time when, as and if the Offeror gives oral or written notice to the Tender Offer Agent, as agent for the tendering shareholders, of the Offeror’s acceptance for payment of such Shares.

If, prior to the Expiration Date and Time, the Offeror increases the consideration to be paid for Shares pursuant to the Offer, the Offeror will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

If, for any reason, any Shares tendered by registered holders are not purchased in the Offer, or if any certificates are submitted for more Shares than the holder intended to tender, the certificates for such Shares that are not tendered or purchased will be returned. If, for any reason, any Shares tendered by book-entry transfer are not purchased in the Offer, such Shares will be credited to the account of the tendering party with DTC, without expense to the tendering holder of Shares, as promptly as practicable following the termination of the Offer.

5.             TAX CONSIDERATIONS.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are purchased pursuant to the Offer but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, in each case in effect as of the date hereof. These authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address aspects of United States federal income taxation that may be applicable to particular shareholders, such as shareholders who are dealers in securities, traders in securities that elect to use a mark to market method of accounting, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, controlled foreign corporations, passive foreign investment companies, shareholders who hold their Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, shareholders that are accrual method taxpayers for United States federal income tax purposes and are required to accelerate the recognition of any item of gross income with respect to the Shares as a result of such income being recognized on an applicable financial statement, United States expatriates and former long-term residents, shareholders who have a functional currency other than the U.S. dollar, shareholders who are required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”, shareholders subject to the “base erosion and anti-avoidance” tax, shareholders who own (actually or under applicable constructive ownership rules) 10% or more of the Company’s stock, or shareholders who acquired their Shares in a compensation transaction.

This summary is limited to persons that hold their Shares as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address any state, local, non-income or foreign tax consequences. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge the analysis or conclusions reached in this section, and no ruling from the IRS has been or will be sought on the transaction described herein or on any of the issues discussed below.

As used in this summary, the term "U.S. Holder" means a beneficial owner of Shares that is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (a) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has made an election to be treated as a United States person.

If a partnership holds the Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the Series B Preferred Shares, you are encouraged to consult your tax advisor.

As indicated in the Company’s annual report on Form 20-F for the year ending December 31, 2022, the Company does not believe that it was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in 2022 and does not anticipate becoming a PFIC in the near future. Except as discussed below under “—Passive Foreign Investment Company Rules”, this summary assumes that the Company has not been a PFIC for any prior taxable year and will not be a PFIC for the current taxable year.

Treatment of Our Purchase of Shares

The receipt of cash in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes. If you properly tender Shares and accept payment pursuant to this Offer to Purchase, you will generally recognize taxable gain or loss equal to the difference, if any, between the amount realized on the exchange and your adjusted tax basis in the tendered Shares. Your adjusted tax basis will generally be the amount you paid to acquire the Shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Shares is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations under the Code.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” As indicated in the Company’s annual report on Form 20-F for the year ending December 31, 2022, the Company does not believe that it was a PFIC for U.S. federal income tax purposes in 2022 and does not anticipate becoming a PFIC in the near future. However, because PFIC status depends upon the composition of the Company’s income and assets and the market value of the Company’s assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, there can be no assurance that the Company has not been, or will not be, a PFIC for any taxable year.

If the Company was a PFIC for any taxable year in which you held Shares, your Shares will be treated as PFIC stock, even if the Company thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your Shares pursuant to the Offer. In particular, if the Company were a PFIC for any taxable year during which you held Shares, gain recognized by you on the sale of the Shares would be allocated ratably over your holding period for the Shares. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections, if made, may result in alternative treatments. You should consult your tax adviser about such elections.

You should consult your tax adviser concerning the Company’s PFIC status for any relevant taxable year and the tax considerations relevant to the sale of Shares pursuant to the Offer.

Information Reporting and Backup Withholding

Sales proceeds from a U.S. Holder’s sale of Shares within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding (currently at a 24% rate) unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

REPUBLIC OF THE MARSHALL ISLANDS TAX CONSIDERATIONS

The following discussion is based upon the current laws of the Republic of the Marshall Islands applicable to persons who are not citizens of and do not reside in, maintain offices in or carry on business or conduct transactions in the Republic of the Marshall Islands.

Under current Marshall Islands law, no taxes or withholding will be imposed by the Republic of the Marshall Islands on the payment of the Offer Price for the Shares validly tendered to and accepted for purchase by the Offeror. In addition, no stamp, capital gains or other taxes will be imposed by the Republic of the Marshall Islands on gains realized by the tender and disposition by Holders of the Shares. Such persons also will not be required by the Republic of the Marshall Islands to file a tax return in connection with gains realized by the tender and disposition by such persons of the Shares. It is the responsibility of each holder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of participation in the Offer, including the tender and disposition of any Shares held by each such holder.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO EITHER UNITED STATES HOLDERS OR NON-U.S. HOLDERS. BENEFICIAL OWNERS OF SHARES ARE, THEREFORE, URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM OF TENDERING THEIR SHARES OR THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. OR NON-INCOME TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

6.             PRICE RANGE OF THE SHARES; DIVIDENDS.

Common Shares are listed on the Nasdaq Capital Market and traded under the symbol “PSHG”. The following table sets forth, for each of the periods indicated, the high and low reported sales prices for the Common Shares, as reported on Nasdaq.

	High	Low
2021
Fourth Quarter	$91.50	$54.60
2022
First Quarter	$71.25	$37.50
Second Quarter	$47.25	$8.26
Third Quarter	$10.35	$3.15
Fourth Quarter	$5.17	$2.99
2023
First Quarter	$3.69	$0.68
Second Quarter	$0.99	$0.68
Third Quarter	$2.49	$0.79
Fourth Quarter (through October 10, 2023)	$2.04	$1.65

The Rights currently trade together with the Common Shares. On October 10, 2023, the last full trading day before commencement of the Offer, the closing price of Common Shares reported on the Nasdaq Capital Market was $1.68 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

According to the Company’s Form 20-F for the year ended December 31, 2022, as of April 25, 2023, the Company had 7 shareholders of record.

According to the Company’s Form 20-F for the year ended December 31, 2022, on October 20, 2020, the Company announced that the Board approved a new variable quarterly dividend policy, after previously suspending the quarterly cash dividend on Common Shares since the quarter ended June 30, 2016. On November 9, 2020, the Company made a dividend payment in the aggregate amount of $0.01 per share (or $0.10 per share as adjusted for the reverse stock split effected on November 2, 2020) to the shareholders of record at the close of business on October 30, 2020, with respect to the third quarter of 2020. The Company reports that, if declared, the Company’s variable quarterly dividend is expected to be paid each February, May, August and November and will be subject to reserves for the replacement of the Company’s vessels, scheduled drydockings, intermediate and special surveys, dividends to holders of preferred shares, if paid in cash, and other purposes as the Board may from time to time determine are required, after taking into account contingent liabilities, the terms of any credit facility, the Company’s growth strategy and other cash needs as well as the requirements of Marshall Islands law, among other factors. In addition, the Company reports that any credit facilities that it may enter into in the future may include restrictions on its ability to pay dividends.

The Company further reports that the actual timing and amount of dividend payments, if any, will be determined by the Board and will be affected by various factors, including the Company’s cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by the Board, increased or unanticipated expenses, a change in the Company’s dividend policy, additional borrowings or future issuances of securities.

According to the Company’s Form 20-F for the year ended December 31, 2022, the Company is a holding company, and it depends on the ability of its subsidiaries to distribute funds to the Company to satisfy its financial obligations and to make dividend payments. In addition, the Company reports that its existing or future credit facilities may include restrictions on its ability to pay dividends.

According to the Company’s Form 20-F for the year ended December 31, 2022, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

In addition, (i) the Series B Certificate generally purports to provide that no dividend shall be declared or paid or set apart for payment on Common Shares unless full cumulative dividends on the Company’s Series B Preferred Stock have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Stock, and (ii) the Series C Certificate generally purports to provide that no dividend shall be declared or paid or set apart for payment on any Common Shares unless full cumulative dividends on Series C Preferred Stock have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series C Preferred Stock.

7.             CERTAIN INFORMATION CONCERNING THE COMPANY.

According to the Company’s Form 20-F for the year ended December 31, 2022, Performance Shipping Inc. (formerly Diana Containerships Inc.) is a corporation incorporated under the laws of the Republic of the Marshall Islands on January 7, 2010. It maintains its principal executive offices at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece. The Company’s telephone number at that address is +30 216 600 2400. The Company’s agent and authorized representative in the United States is its wholly owned subsidiary, established in the State of Delaware in July 2014 under the name Container Carriers (USA) LLC (which name was changed to Performance Shipping USA LLC as of November 20, 2020), which is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

According to the Company’s Form 20-F for the year ended December 31, 2022, the Company provides global shipping transportation services through the ownership of tanker vessels. Each of its vessels is owned by a separate wholly owned subsidiary. As of April 27, 2023, the Company’s fleet consisted of eight Aframax tanker vessels with a combined carrying capacity of 851,825 DWT and a weighted average age of approximately 12.4 years, and also one newbuild LR2/Aframax tanker vessel of which it expects to take delivery in 2025.

According to the Company’s Form 6-K filed with the SEC on September 29, 2023, there were  11,734,683 Common Shares outstanding as of September 29, 2023.

The Company is a foreign private issuer listed on the Nasdaq Capital Market, and is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The SEC maintains a website, and the reports and other information filed by the Company with the SEC may be accessed electronically at http://www.sec.gov.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

8.             CERTAIN INFORMATION CONCERNING THE OFFEROR.

Sphinx Investment Corp., or the Offeror, is a corporation organized under the laws of the Republic of the Marshall Islands. It is a wholly-owned direct subsidiary of Maryport Navigation Corp. The business address of the Offeror is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal business of the Offeror is the making of investments in securities. The Offeror is controlled and indirectly 100% owned by Mr. George Economou.

Maryport is a corporation organized under the laws of the Republic of Liberia and is the direct parent of the Offeror. The principal business address of Maryport is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal business of Maryport Navigation Corp. is the making of investments in securities. Maryport is controlled and directly 100% owned by George Economou.

George Economou is a citizen of Greece. Mr. Economou’s principal business address is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. Mr. Economou’s current principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Economou’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.

The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business, address and the business phone number of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror and Maryport are set forth on Schedule I attached hereto and incorporated by reference herein.

None of the Offeror, Maryport or Mr. Economou nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have been, during the past five years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this Offer to Purchase, none of the Offeror, Maryport or Mr. Economou nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has had any transaction that occurred during the past two years with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between the Offeror, Maryport, or any of their respective subsidiaries, or Mr. Economou, or, to their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets.

As of the date of this Offer to Purchase, the Offeror, Maryport and Mr. Economou beneficially own, in the aggregate, 1,033,859 Common Shares representing approximately 8.8% of the issued and outstanding Shares. The foregoing percentage is based upon the 11,734,683 Shares stated by the Company as being outstanding as of September 29, 2023 in its Form 6-K filed with the SEC on September 29, 2023.

All Shares described above are held by the Offeror. Each of the Offeror, Maryport and Mr. Economou has shared voting power and shared dispositive power with regard to such Shares.

Each of Maryport and Mr. Economou, by virtue of their relationships to the Offeror, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which the Offeror owns directly and beneficially. Each of Maryport and Mr. Economou disclaims beneficial ownership of such Shares for all other purposes.

Other than as disclosed on Schedule II attached hereto, none of the Offeror, Maryport or Mr. Economou, nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have effected any transaction in the Shares during the past 60 days. The information set forth on Schedule II is incorporated herein by reference.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Maryport and Mr. Economou have filed with the SEC a Tender Offer Statement on Schedule TO (as it may be amended from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

9.             SOURCE AND AMOUNT OF FUNDS.

The total amount of funds required by the Offeror to purchase all of the outstanding Shares pursuant to the Offer ((i) assuming for these purposes (based on the Company’s public disclosures made prior to the date of this Offer to Purchase) that (A) there are 11,734,683 Shares outstanding, and (B) there are outstanding Company warrants, Options, and shares of Series C Preferred Stock that are exercisable for or convertible into approximately an aggregate of 9,826,665 Shares ((1) assuming solely for purposes of making this calculation that the Series C Preferred Stock would be validly convertible into Shares (notwithstanding that the Offeror disputes the validity of the Series C Preferred Stock and their convertibility into Common Stock) and (2) excluding (on the basis of the Series C Condition, among other things) any Shares purported to be issued or issuable upon conversion of Series C Preferred Stock disclosed as held by Mango and Mitzela but including (notwithstanding that the Offeror disputes the validity of the Series C Preferred Stock and their convertibility into Common Stock) any Shares purported to be issued or issuable upon conversion of Series C Preferred Stock held by Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke (notwithstanding the Series C Condition) because the Offeror is not able to determine to its satisfaction from the Company’s public filings the number of shares of Series C Preferred Stock that any of them may hold) and that (except as described in the preceding parenthetical) all such Options and derivative securities are so exercised for or converted into Shares and validly tendered into the Offer), and (ii) excluding the 1,033,859 Shares beneficially owned by the Offeror and its affiliates as of the date of this Offer), is estimated to be approximately $61,582,467. The Offeror has sufficient funds, from its working capital and from funds that will be provided to it from Mr. George Economou’s existing liquid personal resources, to purchase the Shares in the Offer. Given our cash position and access to capital, the Offer is not conditioned on the Offeror entering into any financing arrangements or obtaining any financing. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer.

10.           BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

The following is a chronology of material events leading up to the Offer:

Between August 7, 2023 and August 24, 2023, the Offeror purchased an aggregate of 1,033,859 Common Shares in open market purchases for a total purchase price of $1,483,268, including fees and expenses.

On August 25, 2023, the Offeror, Maryport and Mr. Economou filed an initial beneficial ownership report on Schedule 13D, disclosing their beneficial ownership of approximately 9.5% of the then-outstanding Common Shares. On that same date, the Offeror, Maryport and Mr. Economou sent a letter to the Company seeking confirmation that the Board would (i) not attempt to utilize the new shareholder repurchase plan it announced on August 22, 2023 (the “Plan”) as a defensive measure to purport to cause the Offeror, Maryport and Mr. Economou to trigger any poison pill, including, without limitation, the Rights Agreement and (ii) update the public markets in real time with respect to purchases made under the Plan.

On August 31, 2023, the Offeror sent a letter to the Board, which was furnished by the Offeror on such same date on its Schedule 13D, stating the belief of the Offeror, Maryport and Mr. Economou that the Company’s dual-class capital structure, together with the issuer exchange offer commenced by the Company on December 20, 2021, through which the Company effected such structure (the “2022 Exchange Offer”), violated both Marshall Islands law and Nasdaq Listing Rules and that such structure was implemented as a result of multiple breaches of fiduciary duties; and demanding that the Board immediately publicly acknowledge (i) the impropriety and invalidity of the Company’s current dual class structure, (ii) that the voting, conversion and other preferential rights purported to be given to the Series C Preferred Stock are invalid and (iii) that no votes or consents purported to be cast or given by holders of the Series C Preferred Stock into Common Shares, and no requests for conversion of the Series C Preferred Stock, be counted or recognized.

On September 1, 2023, the Company, through its counsel, sent a letter to the Offeror declining to provide the ongoing public disclosures requested by the Offeror, Maryport and Mr. Economou in their August 25, 2023 letter. On such same date Company CEO Mr. Michalopoulos filed an initial Schedule 13D with respect to the securities he acquired in the 2022 Exchange – almost 6 months late – and the Board Chairperson Aliki Paliou filed an amendment more than two months late to her initial Schedule 13D – which itself had also been filed more than two months late. The Offeror also observed that notwithstanding the fact that Mr. Michalopoulos and Ms. Paliou purport to beneficially own in the aggregate more than 67% of the Common Shares through their ownership of Series C Preferred Stock, and also hold key Board and officer positions at the Company, at no time did any of their (generally late) Schedule 13D’s or amendments thereto disclose against Item 4 of Schedule 13D any plans or proposals with respect to the 2022 Exchange Offer, or the issuance of the Series B Preferred Shares, the Series C Preferred Stock or the many dilutive issuance that occurred following the 2022 Exchange Offer.

On September 4, 2023, the Offeror sent a letter to the Board (i) observing that Company director Andreas Nikolaos Michalopoulos, who is the husband of the Board Chairperson Aliki Paliou, also indirectly acquired Series C Preferred Stock in the 2022 Exchange Offer alongside Ms. Paliou and (ii) demanding that the Board investigate the reasons (i) why Mr. Michalopoulos’s initial Schedule 13D appeared to have been filed almost 6 months late, (ii) why Ms. Paliou’s initial Schedule 13D and recent Schedule 13D amendment were both filed more than 2 months late, (iii) why no Schedule 13D disclosures were made by either of them in connection with the 2022 Exchange Offer, and (iv) how Ms. Paliou and Mr. Michalopoulos believe they can take the position that they are not a “group” for purposes of Section 13(d)(3) of the Exchange Act or Rule 13d-3 promulgated thereunder. The letter also asked that the Board provide the market with an explanation behind the increase from 10,910,319 Common Shares to 11,309,236 Common Shares outstanding during the last two weeks of August and confirm that this increase was not a result of further insider transactions.

On September 5, 2023, the Company, through its counsel, replied to the letters of August 31, 2023, and September 4, 2023, from counsel to the Offeror, attempting to refute the assertions raised by the Offeror and its affiliates in such letters and stating definitively that “the Board’s independent directors reject” the assertions made in the Offeror’s letters “after careful consideration of the [l]etters”. Such letter did not elaborate on what “careful consideration” the Board undertook in the mere five days since the Offeror raised its concerns with the Board, nor does the letter state that the Board investigated or intended to investigate any of the matters raised by the Offeror, stating only that the Board would “inquire” as to why Ms. Paliou and Mr. Michalopoulos had been late in making their public disclosures on Schedule 13D.

As a result of the failure of the Board to show any interest in taking corrective action, on September 15, 2023, the Offeror delivered a notice to the Company, notifying the Company of its decision to propose the nomination of, and to nominate, the Sphinx Nominee for election to the Board at the 2024 Shareholder Meeting and to propose and bring before the meeting each of the other proposals. On such same date, the Offeror delivered a letter to the Company to exercise its right under the Marshall Islands Business Corporations Act 1990, as amended, to inspect certain books and records of the Company, including without limitation copies of minutes of meetings of the Board at which the 2022 Exchange Offer was discussed. Such books and records demand was also accompanied by a draft confidentiality agreement.

Also on September 15, 2023, the Company issued a press release regarding the Offeror’s delivery on such date of its notice of nomination and shareholder proposals and books and record demand and, among other things, questioning the intentions of the Offeror and Mr. Economou.

On September 19, 2023 and September 20, 2023, counsel to the Offeror sent correspondence to counsel to the Company, inquiring as to the Company’s response, respectively, to the Offeror’s notice of nomination and shareholder proposals, dated September 15, 2023 and the Offeror’s books and records demand, dated September 15, 2023.

On September 22, 2023, counsel to the Company responded to the Offeror’s books and records demand, indicating that the Company would cooperate in part but also disputing the validity of certain demands made by the Offeror, including the demands made by the Offeror for board minutes and board member communications.

On September 25, 2023, the Offeror delivered a supplemental notice of nomination and shareholder proposals to the Company, which was substantially the same in content as the notice delivered by the Company on September 15, 2023.

On September 26, 2023, counsel to the Offeror and counsel to the Company held a conference call to discuss the Offeror’s books and records demand, on which Company counsel agreed to provide certain of the demanded items to the Offeror the Offeror’s counsel further explained to Company counsel on such call why in their view the Company had no basis for continuing to refuse to provide the Offeror access to Company board minutes; however, Company counsel declined to substantively engage with the Offeror’s counsel on that topic.

On October 2, 2023, more than two weeks after the Offeror first provided the Company’s counsel with a draft confidentiality agreement, the Company’s counsel provided a markup of such confidentiality agreement to the Offeror’s counsel. Since such time, the Offeror’s counsel has attempted to reach an agreement with Company counsel on a form of confidentiality agreement.

On October 10, 2023, counsel to the Offeror sent to counsel to the Company, on behalf of the Offeror, a signed affidavit pursuant to Section 81 of the BCA and a signed confidentiality agreement, each of which would become effective upon the Company countersigning the confidentiality agreement and providing certain of the materials demanded in the Offeror’s September 15, 2023 demand letter.  Such communication also stated counsel to the Offeror’s view that the Offeror had more than satisfied all of the requirements pursuant to Section 81 of the BCA and the Offeror looked forward to the Company promptly complying with its legal obligations under such same section. Such communication further  conveyed the Offeror’s concern about the timeliness of the Company’s responses to the Offeror’s demand letter and objected to the Company’s refusal to provide the board materials and communications requested by the Offeror in its demand letter. On such same date, counsel to the Company rejected the versions of the affidavit and confidentiality agreement provided by counsel to the Offeror and requested further changes.

On October 11, 2023, we commenced this Offer.

Substantially concurrently with (but immediately after) the commencement of this Offer on October 11, 2023, the Offeror, Maryport and Mr. Economou are furnishing the Proxy Statement on an amendment to its Schedule 13D.

On or about the date of this Offer to Purchase, the Offeror is delivering to the Company a request and demand pursuant to Rule 14d-5(a) of the Exchange Act for use of its shareholder list and security position listings for the purpose of disseminating the materials relating to the Offer to the holders of Shares.

11.           PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

PURPOSE OF THE OFFER. The purpose of the Offer is to acquire at least a majority, and up to 100%, of the issued and outstanding Shares on a fully diluted basis (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which will represent at least a majority of the voting power of the Company securities, and the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. Following the successful consummation of the Offer (assuming it is consummated), the Offeror may be deemed to control the Company.

PLANS FOR THE COMPANY. The Offeror believes that the Shares are currently undervalued due in part to the Company’s current dual class capital structure. The purpose of the Offer is to acquire at least a majority, and up to 100%, of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding Options (as defined below) and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), which would following the consummation of the Offer represent at least a majority of the voting power of the Company securities, and the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. Following the successful consummation of the Offer (assuming it is consummated), the Offeror, Maryport and Mr. George Economou will have acquired beneficial ownership of a majority of the issued and outstanding Shares on a fully-diluted basis and will have designated a majority of the Board, and may be deemed to control the Company.

If, and to the extent that, the Offeror acquires control of the Company, the Offeror intends to conduct a review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror in the Offer and/or causing the Company to sell all or any portion of the assets of the Company or conduct one or more strategic transactions. Further, while none of the Offeror, Maryport or Mr. George Economou has made any final decision as to whether, if the Offer is consummated, the Company or any Company assets will be transferred to or combined or integrated with any other assets directly or indirectly owned or controlled by any of them; however, they reserve the right to do so in accordance with applicable law. Whether or not the Offeror, Maryport or Mr. George Economou would determine to do so would depend, among other things, on their assessment of the outcome of the post-Offer review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel referred to above. In addition, if the Offeror acquires control of the Company, the Offeror expects to take further steps to improve the governance and management of the Company, which may among other things include making changes to the composition of the management team of the Company and/or making changes to the organizational documents of the Company, including, without limitation, the Company’s Articles and the Amended and Bylaws. We are currently separately conducting the Proxy Solicitation for the election of the Sphinx Nominee on the Board at the upcoming 2024 Shareholder Meeting. If elected to the Board, the Sphinx Nominee would replace Aliki Paliou, a chairperson of the Board and sole shareholder of Mango, the Company’s controlling shareholder. The Proxy Solicitation also relates to the Declassification Proposal and the Vote of No-Confidence Proposals.

If we consummate the Offer, depending upon the number of Shares we acquire and other factors relevant to our equity ownership in the Company, we may in our discretion (but do not undertake any obligation to), subsequent to completion of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, further tender or exchange offers or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be more or less favorable than those of the Offer. We also reserve the right to dispose of the Shares that we have acquired and/or may acquire at any time for any reason or no reason, subject to any applicable legal restrictions.

If we consummate the Offer, depending upon the number of Shares we acquire and other factors relevant to our equity ownership in the Company, we will seek to implement each of the foregoing actions to the extent not undertaken as a result of the Proxy Solicitation, including the declassification of the Board and the removal and replacement of all current members of the Board remaining on the Board, subject to the provisions of the Articles, which provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the Common Shares. The Offeror also expects to take further steps to improve the governance and management of the Company, which may among other things include making changes to the composition of the management team of the Company or changing the terms of employment of executive officers.

Neither this Offer to Purchase nor the Offer constitutes (i) a solicitation of a proxy, consent or authorization for or with respect to the 2024 Shareholder Meeting or any other meeting of Company shareholders or (ii) a solicitation of a consent or authorization in the absence of any such meeting. Any such solicitation is being or will be made only pursuant to proxy or consent solicitation materials that comply with the applicable provisions of Marshall Islands law. Shareholders are advised to read the Proxy Statement that is being furnished on Schedule 13D substantially concurrently with the filing of this Offer to Purchase and (as, when and if they become available) other documents related to the solicitation of proxies by the Offeror and its affiliates from the shareholders of the Company for use at the 2024 Shareholder Meeting, because they will contain important information. A Proxy Statement and a form of proxy is being made available at no charge at the SEC’s website at http://www.sec.gov.

The Offer and the nomination of the Sphinx Nominee for election to the Board are independent of each other. In addition, the Offer is not conditioned upon the passage of any other shareholder proposal expected to be made by the Offeror at the 2024 Shareholder Meeting, including, without limitation, the Declassification Proposal or any Vote of No-Confidence Proposal. The Offer and such shareholder proposals are independent of each other.

The Offer is not conditioned upon the Offeror obtaining any financing or upon any due diligence review of the Company. The Offer is subject to the following Offer Conditions, in addition to other customary conditions : (i) there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof) (i.e., the Minimum Tender Condition); (ii) either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Series A Certificate shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates (i.e., the Poison Pill Condition); (iii) the Board shall have validly waived the applicability of Article K to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror (i.e., the Article K Condition); (iv) the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Preferred Stock outstanding as of the date immediately preceding the date of this Offer to Purchase, (d) the warrants outstanding as of the date immediately preceding the date of this Offer to Purchase (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after the date of this Offer to Purchase), (e) (1) the Options to purchase Shares under the Equity Incentive Plan (as such plan was in effect as of the date immediately preceding the date of this Offer to Purchase) outstanding, and subject to the terms as in effect, as of the date immediately preceding the date of this Offer to Purchase, and (2) any Options to purchase shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after the date of this Offer to Purchase in the ordinary and usual course of business, consistent with past practice; and (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after the date of this Offer to Purchase, have been issued other than in the ordinary and usual course of business, consistent with past practice) (i.e., the Equity Condition); (v) (a) Section 4 of the Series C Certificate shall no longer be in effect, (b) any and all shares of the Series C Preferred Stock held as of the date of this Offer to Purchase by any of Mango, Mitzela, and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any affiliate of any of the foregoing, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled and (c) no other shares of Series C Preferred Stock shall be outstanding (i.e., the Series C Condition); (vi) the Series B Certificate either (a)  shall have been validly cancelled or (b) shall not have been amended (i.e., the Series B Condition), and (vii) the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by us, (b) then-being vacant, with the company having publicly committed on a binding basis to fill such vacancies with persons designated by us or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by us) (i.e., the Board Representation Condition).

See Section 14 — “CONDITIONS OF THE OFFER”.

The Offer Conditions must be satisfied at or before the Expiration Date and Time, as it may be extended.

Subject to applicable law, the Offeror reserves the right to amend the Offer in any respect (including amending the Offer Price).

Except as described in this Offer to Purchase, the Offeror does not have any present plans or proposals that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, or the sale or transfer of a material amount of assets of the Company or its subsidiaries.

12.           CERTAIN EFFECTS OF THE OFFER.

EFFECT ON THE MARKET FOR THE SHARES. If all of the Offer Conditions are satisfied or waived and we consummate the Offer, the number of shareholders and the number of Shares that are held by the public will be reduced and such number of shareholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and to the extent that any such trading market exists, it may have more limited liquidity. Also, it is possible that Performance may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies, and it may determine not to do so.

EFFECT ON THE SHARE PRICE. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, or the fact that the Offeror would have designated a majority of the Board and would own a majority of the Shares on a fully-diluted basis, would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price – nor can the Offeror predict whether any positive effects on the Share price (if any) resulting from the cancellation of Series C Preferred Stock or the satisfaction of any of the other Offer Conditions could would offset the consequences of any decreased Share liquidity (or result in post-Offer market prices of Shares being higher than the Offer Price).

MATERIAL CONTRACTS. Certain of the material contracts that the Company has publicly filed with the SEC, including, without limitation, (i) the Equity Incentive Plan; (ii) the Secured Loan Agreement, dated June 30, 2022, by and among Arno Shipping Company Inc. and Maloelap Shipping Company Inc., as borrowers, and Piraeus Bank S.A., as lender; (iii) the Loan Agreement dated November 1, 2022, by and between Alpha Bank S.A., as lender, and Garu Shipping Company Inc., as borrower; (iv) the Secured Loan Agreement, dated November 25, 2022, by and among Toka Shipping Company Inc. and Bock Shipping Company Inc., as borrowers, and Piraeus Bank S.A., as lender; and (v) the Loan Agreement dated December 7, 2022, by and between Alpha Bank S.A., as lender, and Arbar Shipping Company Inc., as borrower, contain provisions that may be triggered upon a “change of control” or “change in control” of the Company as such terms are defined in the applicable underlying material contracts. The occurrence of a “change of control” or “change in control” of the Company may result in an event of default, cross default and/or accelerated obligations under certain of the agreements that govern the outstanding indebtedness of the Company and its subsidiaries. In addition, for purposes of the Equity Incentive Plan, the occurrence of a “change in control” would result in the vesting of all awards outstanding thereunder. The determination as to whether these provisions are triggered will depend, among other factors, on the number of Shares that are validly tendered in the Offer and the constitution of the Board and the Company’s management team. Further, Company contracts that are not publicly filed with the SEC, which have not been made available to us, may also contain provisions that may be triggered upon a “change of control” or “change in control” of the Company. We also expect that the Company has or may enter into contracts with other companies controlled or influenced by members if the Paliou family, and if the Offer is successful, it is possible that the Company or such other companies may seek to terminate, cease performing under or determine not to renew any such contracts. We also cannot predict whether a successful Offer would adversely affect any of the Company’s other existing or prospective commercial relationships.

While the consummation of the Offer may trigger any of the foregoing provisions, the Offer is not conditioned upon obtaining any approvals, consents or waivers with respect to these material contracts. The Offeror believes that the most advantageous course of action would be for the Company to seek to obtain such approvals, consents or waivers. However, if the Company refuses to do so, then the Offeror plans to use its commercially reasonable efforts to negotiate with such third parties (to the extent it is able to do so prior to the consummation of the Offer) and to seek to obtain appropriate financing, refinancing or bridge financing from third parties or from affiliates of the Offeror such that the trigger of these provisions will not be detrimental to the Company.

STOCK EXCHANGE LISTING. The Shares are currently listed and traded on the Nasdaq Capital Market, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer and/or the number of shareholders of the Company following the consummation of the Offer, the Shares may no longer meet the requirements of the Nasdaq Stock Market for continued listing on the Nasdaq Capital Market. The rules of the Nasdaq Stock Market establish certain criteria that, if not met, could lead to the delisting of the Shares from the Nasdaq Capital Market. Among such criteria are the number of shareholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq Stock Market for continued listing, and listing of the Shares is discontinued by the Nasdaq Stock Market, the market for the Shares could be adversely affected. If the Nasdaq Stock Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market or would qualify for listing on another securities exchange (although there can be no assurances that the Company would seek such a listing, even if it were available), and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for the Shares and the availability of any price or quotation information would depend upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. We cannot predict whether delisting of the Shares from the Nasdaq Capital Market, and the listing or quotation of the Shares on another exchange or through another source (if any), would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its shareholders and the SEC. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would cause the Company to no longer be subject to the reporting requirements of the Exchange Act applicable to it as a foreign private issuer, and would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for the Nasdaq Capital Market listing.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, and therefore, could no longer be used as collateral for loans made by brokers.

ACCOUNTING TREATMENT. We believe that the accounting treatment of the Offer is not material to the decision of holders of Shares to tender their Shares in the Offer.

tAXATION. As indicated in the Company’s annual report on Form 20-F for the year ending December 31, 2022, the Company believes that in 2022 it was exempt from U.S. federal income taxation on its U.S-source shipping income under Section 883 of the Code because it satisfied the “50% Ownership Test”, as defined therein, including the substantiation and reporting requirements to claim the benefits of the 50% Ownership Test. Because satisfaction of the 50% Ownership Test depends on both the residence of the shareholders of the Company on at least half the number of days in the taxable year and the willingness and ability of those shareholders to cooperate with the Company’s compliance with the substantiation and reporting requirements under the 50% Ownership Test, we believe that if the Offer is consummated, it is likely that the Company will be unable to satisfy the 50% Ownership Test in 2023, and, as a result, may be subject to U.S. federal income taxation on its U.S.-source shipping income in 2023.

CONTROL. As described above in more detail, including in the Section of this Offer to Purchase entitled PURPOSE OF THE OFFER; PLANS FOR THE COMPANY, if we consummate the Offer, the Offeror will have designated a majority of the Board and will have acquired at least a majority of the issued and outstanding Common Shares on a fully diluted basis (assuming the exercise or conversion of all then-outstanding Options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof), and the Shares will be the sole Company securities outstanding having the right or purporting to have the right to vote with respect to the election of directors. The Offeror is indirectly wholly-owned by Mr. George Economou. Mr. Economou and members of his family also directly or indirectly own interests in and manage oil tankers as well as dry bulk ships, through various affiliates, and as a result may be deemed to be engaged in the same or a similar business to the Company. In this respect, the Offeror or its affiliates or related persons could be deemed to have commercial interests with respect to the Company that are in addition to or different from those of Company shareholders that are not engaged in such businesses.

13.           DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Offeror’s rights under Section 14, the Offeror, in its sole discretion, may make such adjustments to the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 14, (i) the Offer Price per Share payable by the Offeror pursuant to the Offer will be reduced to the extent any such dividend in excess of the usual cash dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering shareholder to the Tender Offer Agent for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all of the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Offeror, in its sole discretion.

Notwithstanding the foregoing, the Offeror will not for the avoidance of doubt be obligated to purchase any Shares and consummate the Offer if any of the foregoing actions has an effect of causing the Equity Condition not to be satisfied at or before the Expiration Date and Time.

In the event that we make any change in the Offer Price or other terms of the Offer, including the number or type of securities offered to be purchased, we will inform the Company’s shareholders of this development and extend the Expiration Date and Time of the Offer, in each case to the extent required by applicable law.

14.           CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer, the Offeror shall not be required to accept for payment or pay for any Shares validly tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares validly tendered, if (i) any one or more of the Minimum Tender Condition, the Poison Pill Condition, the Article K Condition, the Equity Condition, the Series C Condition, the Series B Condition, or the Board Representation Condition is not satisfied or waived prior to the Expiration Date and Time, or (ii) at any time at or prior to the Expiration Date and Time any of the following conditions (together with the conditions referred to in clause (i), the “Offer Conditions”) shall occur:

(a)	the consummation of the Offer would result in a violation of (i) any provision of the Marshall Islands Business Corporations Act (the “BCA”); or (ii) any other applicable law, including the Securities Laws;

(b)	a preliminary or permanent injunction or other order of any U.S. federal or state court, Marshall Islands court, Greek court, or any other court, government or governmental authority or agency shall have been issued and remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company’s shareholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all validly tendered Shares which it accepts for payment; (iv) requires divestiture by the Offeror of any Shares, or (v) seeks to impose a Burdensome Condition (as defined below);

(c)	there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Marshall Islands or Greece; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, Marshall Islands or Greece; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, Marshall Islands or Greece; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)	there shall have been threatened in writing, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

(e)	the Company or the Board, or any of the Company’s subsidiary entities or any governing body thereof, shall have authorized, proposed or announced its intention to propose any material change to the Articles or bylaws or such subsidiary entity’s articles of incorporation or bylaws (other than any cancellation of the Series A Certificate, Series B Certificate or the Series C Certificate (or Section 4 thereof) in connection with the Offer), any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in the Company’s or such subsidiary entity’s capitalization or indebtedness, or any comparable event not in the ordinary course of business;

(f)	any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency in the U.S., Marshall Islands, Greece, or any other jurisdiction required to consummate the Offer shall not have been obtained (or shall not have been obtained on terms reasonably satisfactory to the Offeror) or any waiting period or extension thereof imposed by any such government or governmental authority with respect to the Offer shall not have expired or been terminated;

(g)	we or any of our affiliates and the Company reach any agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

(h)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror.

For purposes of this Offer to Purchase, “Burdensome Condition” means any agreement, consent, action, condition, restriction, or other mitigation involving the Company or any of its subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the businesses, assets or financial condition of the Company and its subsidiaries, taken as a whole, or any proffer, consent or agreement by the Offeror or any of its affiliates, including Maryport and Mr. George Economou, to (i) prohibit or limit their, its or his ownership of any portion of their, its or his respective businesses or assets (without giving effect to the consummation of the Offer), (ii) divest, hold, separate or otherwise dispose of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), or (iii) impose any other limitation on their or his ability to effectively control or operate their, its or his respective businesses or otherwise affect their, its or his ability to control their respective operations (without giving effect to the consummation of the Offer).

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and may be waived by the Offeror, at any time and from time to time, at or prior to the Expiration Date and Time, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date and Time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.

The Offer is not conditioned upon the Offeror obtaining financing.

15.          CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS.

GENERAL. Except as described in this Offer to Purchase, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Offeror’s acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, in the United States, the Republic of the Marshall Islands, Greece, or elsewhere, that would be required for the acquisition or ownership of Shares by the Offeror pursuant to the Offer. However, as of the date of this Offer to Purchase, the Company has not made available to the Offeror the non-public information that the Offeror would require in order to definitely confirm that no such license or permit would be adversely affected or that no such approvals are required. If we later determine that any such approval is required or that the Offeror’s acquisition of Shares pursuant to the Offer would adversely affect any license or regulatory permit that we consider to be material to the business, we reserve the right to amend the conditions to the Offer accordingly. See Section 14 — “CONDITIONS OF THE OFFER”

BUSINESS COMBINATION PROVISIONS. The Company is a Marshall Islands corporation. The rights (or in the case of the Series C Preferred Stock, purported rights) of its shareholders currently derive from the Articles, the Series A Certificate, the Series B Certificate, the Series C Certificate, the Bylaws, and the BCA. While the provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, the BCA does not contain specific provisions regarding “business combinations” between Marshall Islands corporations and “interested shareholders”. However, Article K of the Articles generally provides that the Company may not engage in any business combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless (i) prior to such time, either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder is approved by the Board; (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced; (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or (iv) the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of the Company’s commons stock. For the purposes of Article K, “Interested Shareholder” generally means any person (other than the Company and any majority-owned subsidiary of the Company) that (x) is the owner of 15% or more of the Company’s outstanding voting shares, or (y) the Company’s affiliate or associate who was the owner of 15% or more of the Company’s outstanding voting shares at any time within the three-year period immediately prior to the determination date (subject to certain exceptions).

The Offer is conditioned upon, among other things, the Board having validly waived the applicability of Article K to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination involving the Company and the Offeror or any affiliate or associate of the Offeror. See Section 14 — “CONDITIONS OF THE OFFER”.

Antitrust and Regulatory Laws. Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied.

Based on a review of the publicly available information relating to the Company and its business, the Offeror has determined that no antitrust notification filing or waiting period under the HSR Act is required to consummate the Offer, and therefore HSR clearance is not a condition to the consummation of the Offer.

APPRAISAL RIGHTS. Appraisal rights are not available in the Offer.

16.           FEES AND EXPENSES.

The Offeror has retained Innisfree M&A Incorporated to be the Information Agent and Continental Stock Transfer & Trust Company to be the Tender Offer Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, e-mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Tender Offer Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Securities Laws.

It is estimated that the expenses incurred in connection with the Offer (including, without limitation, Tender Offer Agent fees and expenses, Information Agent fees and expenses, SEC filing fees, printing and mailing costs, legal fees and summary advertisement costs) will be approximately $575,000.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Tender Offer Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.           MISCELLANEOUS.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OR ITS AFFILIATES NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL and Notice of Guaranteed Delivery, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR OR ANY OF ITS AFFILIATES.

The Offeror, Maryport and Mr. Economou have filed with the SEC a Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The SEC maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Offeror has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery, and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Offer’s expense.

18.           LEGAL PROCEEDINGS.

As of the date of this Offer, none of the Offeror, Maryport or Mr. Economou are party to any legal proceedings relating to this Offer to Purchase.

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SCHEDULE I

EXECUTIVE OFFICER(S),
DIRECTOR(S) and
controlling person OF
Sphinx Investment Corp. and Maryport Navigation Corp.

The names and positions of the executive officers, directors and controlling person of the Offeror and Maryport are set forth below. The following sets forth with respect to each executive officer, director and controlling person such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employment during at least the last five years, giving the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment was carried on.

Sphinx Investment Corp. (Offeror)

Levante Services Limited is the sole director and executive officer of the Offeror. The sole director and executive officer of Levante Services Limited is Kleanthis Costa Spathias.

Maryport Navigation Corp.

Levante Services Limited is the sole director and executive officer of Maryport. The sole director and executive officer of Levante Services Limited is Kleanthis Costa Spathias.

GEORGE ECONOMOU

George Economou is a citizen of Greece. Mr. Economou’s principal business address is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal occupation of Mr. Economou is investor and business executive, and such business is conducted through, among other entities, the Offeror and Maryport.

LEVANTE SERVICES LIMITED

Levante Services Limited is a corporation organized under the laws of the Republic of Liberia. Levante’s principal business address is Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal business of Levante is acting as director, president, treasurer and secretary of Sphinx, Maryport and other companies.

KLEANTHIS Costa SPATHIAS

Kleanthis Costa Spathias is a citizen of the United Kingdom. Mr. Spathias’s principal business address is c/o Levante Services Limited, Leoforos Evagorou 31, 2nd Floor, Office 21 1066 Nicosia, Cyprus, where the business phone number is +35 722 010610. The principal occupation of Mr. Spathias is the provision of director and secretarial services and such business is conducted through, among other entities, Levante.

Schedule I-1

SCHEDULE II

TRANSACTIONS BY
Sphinx Investment Corp., Maryport Navigation Corp.
AND George Economou WITHIN THE PAST SIXTY (60) DAYS

The table below indicates the date of each purchase and sale of Shares by the Offeror, Maryport and George Economou within the past sixty (60) days and the number of Shares in each such purchase and sale. All such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in the per Share prices.

	Trade Date	Person Effecting Transaction	Buy/Sell	Quantity	Price ($)
1.	08/07/2023	Sphinx Investment Corp.	Buy	21,700	$1.14
2.	08/08/2023	Sphinx Investment Corp.	Buy	30,000	$1.16
3.	08/09/2023	Sphinx Investment Corp.	Buy	12,315	$1.14
4.	08/10/2023	Sphinx Investment Corp.	Buy	41,431	$1.25
5.	08/11/2023	Sphinx Investment Corp.	Buy	52,605	$1.25
6.	08/14/2023	Sphinx Investment Corp.	Buy	99,900	$1.39
7.	08/14/2023	Sphinx Investment Corp.	Buy	100	$1.30
8.	08/15/2023	Sphinx Investment Corp.	Buy	120,000	$1.43
9.	08/16/2023	Sphinx Investment Corp.	Buy	80,000	$1.44
10.	08/17/2023	Sphinx Investment Corp.	Buy	60,000	$1.53
11.	08/17/2023	Sphinx Investment Corp.	Buy	20,000	$1.46
12.	08/18/2023	Sphinx Investment Corp.	Buy	70,000	$1.52
13.	08/21/2023	Sphinx Investment Corp.	Buy	120,000	$1.57
14.	08/21/2023	Sphinx Investment Corp.	Buy	15,808	$1.55
15.	08/22/2023	Sphinx Investment Corp.	Buy	100,000	$1.56
16.	08/22/2023	Sphinx Investment Corp.	Buy	30,000	$1.49
17.	08/23/2023	Sphinx Investment Corp.	Buy	100,000	$1.41
18.	08/23/2023	Sphinx Investment Corp.	Buy	30,000	$1.40
19.	08/24/2023	Sphinx Investment Corp.	Buy	30,000	$1.42

Schedule II-1

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each shareholder of the Company or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Tender Offer Agent at its address set forth below:

The Tender Offer Agent for the Offer is:

Continental Stock Transfer & Trust Company

Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):

Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	212-616-7610 Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE TENDER OFFER AGENT.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Tender Offer Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833